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                                                                    EXHIBIT 5(D)
                   ADDENDUM TO INVESTMENT ADVISORY AGREEMENT


         This Addendum, dated as of the 1st day of March, 1993, is entered into between PACIFIC HORIZON FUNDS, INC. (the "Company"), a Maryland corporation, and Bank of America National Trust and Savings Association ("Bank of America").

         WHEREAS, the Company and Bank of America have entered into an Investment Advisory Agreement dated as of April 22, 1992 (the "Advisory Agreement"), pursuant to which the Company appointed Bank of America to act as investment adviser to the Company for its Prime Fund, Treasury Fund, Horizon Tax-Exempt Money Fund, California Tax-Exempt Money Market Fund and Pacific Horizon Tax-Exempt Money Market Fund;

         WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Company establishes one or more additional investment portfolios with respect to which it desires to retain Bank of America to act as the investment adviser under the Advisory Agreement, the Company shall so notify Bank of America in writing and if Bank of America is willing to render such services it shall notify the Company in writing, and the compensation to be paid to Bank of America shall be that which is agreed to in writing by the Company and Bank of America; and

         WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Company has notified Bank of America that it has established the Treasury Only Fund and the Government Fund and that it desires to retain Bank of America to act as the investment adviser therefor, and Bank of America has notified the Company that it is willing to serve as investment adviser for the Treasury Only Fund and the Government Fund (the "Funds");

 NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. APPOINTMENT. The Company hereby appoints Bank of America to act as investment adviser to the Company for the Treasury Only Fund and the Government Fund for the period and on the terms set forth in the Advisory Agreement. Bank of America hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement, for the compensation herein provided.

         2. COMPENSATION. For the services provided and the expenses assumed pursuant to the Advisory Agreement with respect to the Treasury Only Fund and Government Fund, the Company will pay Bank of America and Bank of America will accept as full compensation therefor a fee, computed daily and paid monthly (in arrears), based on the net assets of the Treasury Only Fund and
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Government Fund considered separately on a per-Fund basis at the following annual rates:  .10% of the first $3 billion of each Fund's net assets, plus
 .09% of the next $2 billion of each Fund's net assets, plus .08% of each Fund's net assets over $5 billion. Such fee as is attributable to each Fund will be a separate charge to each such Fund and will be the several (and not the joint and several) obligation of each such Fund.

         If in any fiscal year the aggregate expenses of any Fund (as defined under the securities regulations of any state having jurisdiction over such
Fund) exceed the expense limitations of any such state, Bank of America will reimburse the Fund for one-half of such excess expenses, or such greater portion thereof as it may agree upon with the Fund's administrator. The obligation of Bank of America to reimburse any Fund hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year with respect to such Fund; provided, however, that notwithstanding the foregoing, Bank of America will reimburse any Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated and accrued daily and paid on a monthly basis.

         3.      MISCELLANEOUS.     Except to the extent supplemented hereby,
the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                           PACIFIC HORIZON FUNDS, INC.


                                           By:/s/ Thomas M. Collins
                                              --------------------------
                                              Title


                                           BANK OF AMERICA NATIONAL TRUST
                                             AND SAVINGS ASSOCIATION


                                           By:/s/ Debra McGinty-Poteet
                                              -----------------------------
                                              Title






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